Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

FIRST CAPITAL BANCORP, INC.

ARTICLE I

Name

The name of the Corporation is:

First Capital Bancorp, Inc.

ARTICLE II

Text of Amendment

The text of the amendment is as follows:

1. The provisions of Article III of the Articles of Incorporation shall be amended by deleting the first sentence thereof and replacing it with the following:

“The Corporation shall have authority to issue thirty million (30,000,000) shares of Common Stock, par value $.01 per share, and two million (2,000,000) shares of Preferred Stock, par value $4.00 per share.”

The balance of such Article III shall not be amended in any way.

ARTICLE III

Approval by Directors

At a meeting duly called and held on May 21, 2014, the Board of Directors of the Corporation approved and found the amendment to be in the best interest of the Corporation.

ARTICLE IV

Approval by Shareholders

Shareholder approval of the amendment was not required pursuant to the provisions of Section 13.1-706 of the Virginia Stock Corporation Act, which authorizes the Corporation’s Board of Directors to amend the Corporation’s Articles of Incorporation to change the par value of any class of shares without shareholder approval.

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ARTICLE V

Effective Date

These Articles of Amendment shall become effective upon the issuance of the Certificate of Amendment.

The undersigned Chief Executive Officer and Managing Director of First Capital Bancorp, Inc. declares the facts herein stated are true as of June 6, 2014.

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley
John M. Presley, Chief Executive Officer and Managing Director

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